Exhibit 5.1

June 28, 2023

RE:    Specificity, Inc. Registration Statement on Form S-1

To Whom It May Concern:

I have been retained by Specificity, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), on Form S-1 to be filed by the Company with the U.S. Securities and Exchange Commission relating to the sale of up to 2,000,000 Units, consisting of exactly 1 share of the common capital stock of the Company, par value $0.001, and exactly 1 warrant to purchase common stock at an exercise prices of $3.00. (the “Units”) to be issued upon subscription to the underlying Prospectus. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. Specifically, this opinion covers 2,000,000 shares derived from the Units and an additional 2,000,000 shares derived from the exercise of warrants. In connection with the request, I have examined the following:

1.	Certificate of Incorporation of Specificity, Inc.

2.	Designations of Series A and B Preferred Stock of Specificity, Inc., as amended;

3.	The Bylaws of Specificity, Inc.;

4.	A current shareholder listed for Specificity, Inc.;

5.	The Form of the subscription agreement;

6.	The Form of the Warrant;

7.	The Registration Statement; and

8.	Unanimous consent resolutions of the Company's Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Units, including the both the underlying common stock and the common stock derived from the exercise of the warrants, collectively and each in their own party, have been duly authorized by all necessary corporate action of the Company, and the Company has sufficient shares authorized and unencumbered to fulfill the underlying offering.

2.	The Units, including the both the underlying common stock and the common stock derived from the exercise of the warrants, collectively and each in their own party, constitute, each in their own regard, valid and binding obligations of the Company enforceable against the Company according with the terms described therein.

3.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

4.	The warrants shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms described therein.

5.	Specificity, Inc. has approximately 102 shareholders holding 10,624,243 shares of common stock, 1,000,000 shares of Series A preferred stock, and 560,000 shares of Series B preferred stock validly issued, fully paid and non-assessable

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers______

William Robinson Eilers, Esq.